UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2008

The Management Network Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27617 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

(Address of principal executive office)(Zip Code)

(913) 345-9315

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2008, The Network Management Group, Inc. (the “Company”) and Donald E. Klumb, Vice President and Chief Financial Officer of the Company, entered into an Employment Agreement governing the Company’s employment of Mr. Klumb (“Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and the following summary of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement. The Employment Agreement provides that, among other things:

•

The term of employment of Mr. Klumb is two years, and the term of employment will automatically renew for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of their intent not to renew.

•

Mr. Klumb’s initial annual base salary will be $275,000 per year, and thereafter may be adjusted by the Company in its sole discretion from time to time to reflect Mr. Klumb’s performance, but not below the initial annual base salary.

•	Mr. Klumb will be eligible to participate in the Company’s bonus pool for executive officers as approved by the Compensation Committee of the Company’s Board of Directors.
•

The Chief Executive Officer of the Company will periodically (and in any event, annually) review Mr, Klumb’s compensation and recommend to the Compensation Committee of the Board of Directors for its consideration such modifications, if any, to such compensation as the Chief Executive Officer determines in his or her discretion may be appropriate for the Chief Financial Officer of the Company. In connection with such process, the Chief Executive Officer may recommend that the Compensation Committee consider extraordinary bonuses and other forms of compensation for Mr. Klumb.

•

Mr. Klumb will be eligible to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to the executive officers of the Company.

•	If Mr. Klumb's employment is terminated due to death, Mr. Klumb is entitled to salary and benefits (and bonuses, if any) accrued and payable up to the date of termination.
•

If Mr. Klumb's employment is terminated due to disability, Mr. Klumb is entitled to receive (i) salary and benefits (and bonuses, if any) accrued and payable up to the date of termination, (ii) base salary on the Company’s regularly scheduled payrolls for 3 months following termination and (iii) payment of the premium for any COBRA benefits Mr. Klumb elects through the Company for a period of six months from the date of termination.

•

If Mr. Klumb's employment is terminated for “cause”, Mr. Klumb is entitled to receive only salary and benefits (and bonuses, if any) accrued and payable up to the date of termination and any other benefits required by applicable law, such as COBRA benefits to the extent applicable.

•

If Mr. Klumb's employment is terminated by the Company other than for death, disability or “cause” or by Mr. Klumb upon a “constructive termination”, which termination in either case must be upon at least 30 days notice, Mr. Klumb is entitled to receive (i) salary and benefits (and bonuses, if any) accrued and payable up to the date of termination, (ii) nine (9) months of base salary payable in one lump sum, and (iii) payment of the premium for any COBRA benefits Mr. Klumb elects through the Company for a period of nine (9) months from the date of termination.

•

Mr. Klumb may terminate his employment at any time upon at least thirty (30) days prior written notice to the Company. If Mr. Klumb terminates his employment other than upon a “constructive termination”, Mr. Klumb is entitled to receive salary and benefits (and bonuses, if any) accrued and payable up to the date of termination.

•	With respect to certain stock option and restricted stock awards previously granted to Mr. Klumb:
o

Any then remaining unvested options will immediately become vested and the sale and transfer restrictions on the restricted stock will immediately lapse, in the event that (i) Richard Nespola is no longer the Chief Executive Officer of the Company and/or terminates employment with the Company for reasons other than death or disability; or (ii) Mr. Klumb remains employed by the Company for the shorter of (A) six (6) months following the occurrence of a Change in Control, or (B) upon the closing or occurrence of an event described in Section 8.3(a), (b) or (c) of the Employment Agreement; or (iii) a Change in Control occurs entitling Mr. Klumb to payment of severance benefits under Section 8.2 of the Employment Agreement; or (iv) Mr. Klumb’s employment is terminated by the Company other than due to death, disability, or cause.

o

In the event Mr. Klumb’s employment is terminated other than for cause or other than as described in the immediately preceding paragraph, any vested options as of the date of such termination will expire on the earlier of (i) expiration of the options per the applicable option grant agreement, or (ii) 180 days following the date of termination of employment.

•	Mr. Klumb is subject to non-disclosure, non-solicitation, non-compete and invention assignment provisions.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated April 8, 2008 between The Management Network Group, Inc. and Donald E. Klumb

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Vice President and Chief Financial Officer

Date: April 11, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated April 8, 2008 between The Management Network Group, Inc. and Donald E. Klumb